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                      January 4, 2023

       Grainne Coen
       Chief Financial Officer
       Signal Hill Acquisition Corp.
       2810 N. Church Street, Suite 94644
       Wilmington, DE 19802-8172

                                                        Re: Signal Hill
Acquisition Corp.
                                                            Form 10-K for
fiscal year ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-41281

       Dear Grainne Coen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction
       cc:                                              Marc Adesso